Exhibit 99.1

Consumers Bancorp, Inc. Reports Second

Quarter and Six Month Fiscal 2005 Results

Minerva, Ohio—January 27, 2006 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported earnings of $0.15 per share for the second fiscal quarter of 2005. The second quarter of 2005 results compare to $0.18 for the previous quarter ended September 30, 2005 and $0.26 for the same period ended December 31, 2004. Net income for the second quarter of 2005 was $316 thousand, a decrease of $62 thousand from the previous quarter ended September 30, 2005 and a $245 thousand decrease from the same quarter in 2004. Net income for the second quarter of 2005 compared to the second quarter of 2004 was impacted by an increase in provision for loan losses and by a decline in the net interest margin. Return on average assets (ROA) and return on average equity (ROE) for the second quarter of 2005 were 0.62% and 6.52%, respectively. This compares to ROA of 1.17% and ROE of 11.63% for the second quarter of 2004.

For the six months ended December 31, 2005, net income was $694 thousand compared to $1.2 million for the same period last year. Fiscal year-to-date net income per share was $0.32 compared to $0.58 for the same period in 2004. ROA and ROE for the six months ended December 31, 2005 were 0.69% and 7.13%, respectively, compared to 1.30% and 13.00%, respectively, for the prior year.

Steven L. Muckley, President and Chief Executive Officer, stated “Our financial results for the 2005 fiscal year reflect the continued investment back into the infrastructure of the Bank as senior manager positions have been filled and new technology is being employed to position Consumers for long term profitability. Also, during the last twelve months there has been a significant rise in the prime rate which has resulted in a higher cost of funds. We expect to see improvement in the net interest margin when the prime rate stabilizes and variable rate loans reprice to higher rates in the near future. We are also pleased to report the grand opening of our 10th branch located in Malvern, Ohio occurred on January 9, 2006. This continued branch expansion underscores our commitment to our local communities.”

Interest income for the second quarter of 2005 increased $282 thousand and interest expense increased $377 thousand over 2004 second quarter results. The net interest margin decreased to 4.63% for the quarter ended December 31, 2005 compared with 4.73% from the previous quarter ended September 30, 2005 and compared with 5.12% from the same period last year. The decline in the net interest margin and net interest income was primarily due to an increase in Consumers’ cost of funds.

Non-interest expense increased $95 thousand, or 4.8%, for the second quarter of 2005 from the same period last year. The primary reason for this increase in non-interest expenses were fees associated with moving to an imaged environment in the proof department. As a result of the imaged environment, Consumers is now able to electronically capture images at its branch locations eliminating the need to courier work from each branch to a central location. Long term objectives of moving to an imaged environment include: improving the ability to identify potential fraud by isolating checks that are inconsistent with historical account activity, intraday clearing allowing for quicker access to funds, and recognizing operational savings related to equipment maintenance and repair, and reduced courier and employee costs.

Assets at December 31, 2005 totaled $205.1 million, an increase of $13.9 million from June 30, 2005 and an increase of $14.6 million from December 31, 2004. Available-for-sale securities increased by $12.8 million from June 30, 2005 and by $10.2 million from December 31, 2004. During the 2005 fiscal year-to-date period, $10.0 million of municipal securities were purchased. During the six month period ended December 31, 2005, total loans remained relatively stable and deposits decreased $3.9 million. During the twelve month period ended December 31, 2005, total loans increased by $1.6 million and deposits remained relatively stable.

The provision for loan losses was $182 thousand for the second quarter of 2005 compared with $7 thousand for the second quarter of 2004. The increased provision expense for the second quarter of 2005 was mainly due to an increase in the specific allocation related to a credit within non-performing assets due to a deterioration in the value of collateral.

Non-performing assets were $2.7 million at December 31, 2005, compared with $2.5 million at June 30, 2005 and $2.2 million at December 31, 2004. Net charge-offs on an annualized basis, as a percent of loans outstanding were 0.24% and 0.46% for the six months ended December 31, 2005 and 2004, respectively.

The Board of Directors of Consumers Bancorp, Inc., declared a $0.09 per share cash dividend for shareholders of record on November 21, 2005 that was paid on December 14, 2005.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

December 31, 2005

(Dollars in thousands, except per share data)

	Three Month Periods Ended		Six Month Periods Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
EARNINGS:
Net interest income	$2,109	$2,204	$4,218	$4,495
Provision for loan losses	182	7	224	21
Other income	536	590	1,116	1,191
Other expenses	2,075	1,980	4,228	3,895
Income tax expense	72	246	188	535
Net income	316	561	694	1,235

Net income per share –
Basic	$0.15	$0.26	$0.32	$0.58

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.62%	1.17%	0.69%	1.30%
Return on average equity	6.52	11.63	7.13	13.00
Net interest margin (Fully Tax Equivalent)	4.63	5.12	4.68	5.18

MARKET DATA:
Book value/common share	$9.07	$8.94
Market close, bid	16.41	19.25
Period end common shares	2,143,444	2,146,281
Average equity: avg. assets	9.51%	10.09%	9.67%	10.02%
Average common shares	2,143,444	2,146,281	2,143,444	2,146,281

ASSET QUALITY:
Net charge-offs	$36	$327	$177	$342
Non-performing assets	2,666	2,220
Allowance for loan losses (ALLL)	1,570	1,432
Net charge-offs to Total Loans (Annualized)	0.10%	0.89%	0.24%	0.46%
ALLL to Total Loans	1.05%	0.96%

ENDING BALANCES:
Assets	$205,117	$190,494
Deposits	158,595	159,095
Loans, net	148,080	146,598
Securities, available for sale	37,638	27,478
Federal Home Loan Bank borrowings	19,001	6,183
Shareholders’ Equity	19,436	19,178